Exhibit 99.1

Rally Enters into Agreement to Become Publicly Traded Via Business Combination with Americas Technology Acquisition Corp.

~ Transaction values Rally at pro forma enterprise value of $208 million ~

~ Rally is an intercity transportation technology platform that harnesses the private bus industry to solve the challenges of middle-mile travelers ~

~ Transaction enables Rally to scale its customer acquisition and brand awareness strategy ~

~ Business combination expected to close in the fourth quarter of 2022 ~

New York and Dallas, Texas, June 01, 2022 (GLOBE NEWSWIRE) -- Rally Communitas Corp. (the “Company” or “Rally”), a leading technology company for mass mobility in the United States doing business under the “Rally” and “OurBus” brands, and Americas Technology Acquisition Corp., a special purpose acquisition company (“ATA”) (NYSE: ATA, ATA.WS, ATA.U), today announced the signing of a definitive business combination agreement. The combined entity, to be renamed “Rally Mobility Corp” (“Rally”), is expected to be listed on the NYSE under the symbol RLLY. Upon the closing of the transaction, Rally will be led by its CEO and founder, Mr. Numaan Akram. The boards of directors of Rally and ATA have unanimously approved the transaction.

Rally is a technology company engaged in the business of marketplace operation for mass mobility in the United States and globally, providing a single platform to commercialize idle and highly fragmented regional private bus capacity. Rally empowers consumers and creates demand for fleet owners by aggregating riders seeking to travel between cities and to special event locations like sports arenas and rock concerts. Rally’s marketplace includes 3,000 small businesses that each own approximately 10 buses.  The private bus industry collectively facilitates nearly 600 million annual passenger trips in the United States. Rally’s technology identifies the availability of these bus operators whose fleets are typically 50% utilized. By doing so, Rally unlocks the value of the industry’s idle vehicle capacity in an annual market estimated by Rally to be approximately $135 billion globally.

Numaan Akram, CEO of Rally, commented, “We are defining what “middle-mile” transportation means for the ongoing mobility revolution. Whether it’s through community rideshares to event venues or daily intercity travel, we provide riders with a flexible, modern experience; one that lets them book, track, and stay connected with ease, while minimizing their carbon footprint. At the same time, we create value for fleet owners by automating the business of buses, optimizing the experience for all involved including hard-to-retain drivers. We’ve all seen how small innovations disrupt entire mobility industries like taxis and rental cars; Rally is applying these principles to the private bus industry.”

Jorge Marcos, CEO of ATA, added, “Today’s announcement represents a tremendous milestone for the shareholders of ATA. We are incredibly excited to announce the merger with Rally. Rally is innovating with advanced technology solutions in a large, global sector which is ripe for transformation. Consumers, corporations, and governments have a vested interest in developing and improving mass transit solutions. Rally is repurposing existing resources to deliver solutions that benefit all stakeholders.  We look forward to our partnership and opportunities to leverage our expertise and relationships to scale Rally’s platform.”

Rally Investment Highlights:

●	Mass Mobility as a Service (MMaaS) paves the way for exponential growth in the mobility sector, echoing the ways in which personal mobility options exploded in the past decade

●	Solving middle-mile travel challenges for millions of riders by building a nimble, dynamic, and elastic intercity transportation network

●	1.6 million rides completed since inception (2015)

●	Backed by leading commercial bus manufacturers

●	Motorcoaches are among the greenest form of transportation, releasing the least CO2 per passenger mile

●	Leveraging innovation that utilizes B2B2C event partners to solve logistics issues while building consumer awareness

●	Currently operating and licensing software in 5 global markets, including services offered in 40 U.S. states

●	Vertical SaaS integration with bus operators raises the barrier to entry and increases switching costs for the supply side

●	Management estimates Global TAM for Rally of $135 billion

Following the closing of the transaction Rally’s board is expected to be comprised of 7 directors, a majority of which will be independent in accordance with NYSE listing rules.

Key Transaction Terms

Under the terms of the proposed transaction, a new publicly traded holding company will be formed under the name “Rally” (“Pubco”) which will have two wholly owned subsidiaries, one of which, prior to closing, will merge with and into Rally, with Rally surviving, and one of which will merge with and into ATA, with ATA surviving.

The transaction reflects an implied pro-forma enterprise value at closing of approximately $208 million excluding earnout consideration and without taking into account escrow/release of shares to holders of contingent value rights (“CVRs”).  Transaction consideration to security holders of Rally will take the form of newly issued Pubco securities, with the total number of issued shares to be determined in accordance with the terms of the Merger Agreement, taking into account potential adjustments for debt and transaction expenses as of the closing date.  Assuming no adjustments to transaction consideration (and without taking into account the shares to be held back from distribution at closing and deposited into escrow to satisfy obligations to CVR holders after the closing), the aggregate value of shares to be issued to Rally stockholders at the closing is expected to be approximately $165 million.  Rally stockholders may also receive up to an additional 4.5 million shares of Pubco common stock upon the achievement of certain revenue and share price targets during the post-closing earnout period.

In connection with the transaction, non-redeeming ATA shareholders and investors that subscribe for shares in a private placement to be consummated concurrent with the business combination will receive CVRs entitling holders to certain down-side price protection and a premium return, subject to trading prices of Pubco common stock during the 18-month period after the closing.  Obligations to CVR holders, to the extent applicable, will be satisfied by distribution of shares contributed into escrow at the closing by Rally stockholders and ATA’s Sponsor.

Proceeds from the transaction are expected to be used by Rally for to scale existing routes and launch additional routes, as well as for general working capital purposes.  The parties expect the transaction to be consummated during the fourth quarter of 2022.

A more detailed description of the transaction and a copy of the Merger Agreement will be included in a Current Report on Form 8-K to be filed by ATA with the United States Securities and Exchange Commission (the “SEC”).  ATA will also file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the proposed business combination.

Advisors

Chardan is acting as sole financial advisor and lead capital markets advisor to Rally. Nelson Mullins Riley & Scarborough LLP is acting as legal counsel to Rally.  Ellenoff Grossman & Schole LLP is acting as U.S. legal counsel to ATA.

Additional Information and Where to Find It

In connection with the proposed business combination transaction, ATA and Pubco, as applicable, intend to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus and other documents regarding the proposed business combination transaction.  ATA’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination transaction, as these materials will contain important information about Rally, ATA and the proposed business combination transaction.  Promptly after the Form S-4 is declared effective by the SEC, ATA will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and shareholders of ATA are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination transaction. Shareholders of ATA will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about ATA, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and ATA’s other filings with the SEC can also be obtained, without charge, by directing a request to: Americas Technology Acquisition Corp. 16400 Dallas Pkwy # 305, Dallas, TX. Additionally, all documents filed with the SEC can be found on ATA’s website, https://atacspac.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in the Solicitation

ATA and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in ATA will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. ATA shareholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of ATA in ATA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, which was filed with the SEC on March 31, 2022. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

Rally and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of ATA in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain statements which may be deemed as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Rally’s industry and market sizes, financial condition and performance of Pubco, including the anticipated benefits, the implied enterprise value, the expected financial impacts of the transaction, the satisfaction of closing conditions to the transaction, potential level of redemptions of ATA’s public shareholders, the financial condition, liquidity, results of operations, the products, the expected future performance and market opportunities of Pubco, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of the management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the management’s control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in ATA’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of the securities of Pubco; the risk that the transaction may not be completed by ATA’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by ATA; inability to meet the closing conditions to the business combination, including the occurrence of any event, change, legal proceedings instituted against Rally or against ATA related to the business combination agreement or the management team, or other circumstances that could give rise to the termination of the business combination agreement; the inability to complete the transactions contemplated by the business combination agreement due to the failure to obtain approval of ATA’s shareholders and the receipt of certain governmental and regulatory approvals; changes in Pubco’s capital structure; redemptions exceeding a maximum threshold or the failure to maintain the listing of ATA’s securities or failure of Pubco to meet The New York Stock Exchange’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the business combination agreement and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions; a delay or failure to realize the expected benefits from the proposed business combination agreement transaction including Rally’s ability to effectively develop and successfully market new products, solutions and services, and to effectively address cost reductions and other changes in its industry; risks related to disruption of management’s time from ongoing business operations due to the proposed business combination transaction; changes in the middle mile mobility markets in which Rally competes, including with respect to its competitive landscape, technology evolution or the impact of regulatory changes on solutions, services, labor matters, international economic, political, legal, compliance and business factors; developments and uncertainties in domestic and foreign trade policies and regulations, and other regulations which may cause contractions or affect growth rates and cyclicality of markets Rally serve; disruptions relating to war, terrorism, widespread protests and civil unrest, man-made and natural disasters, public health issues and other events; changes in domestic and global general economic conditions; risk that Rally may not be able to execute its growth strategies; security breaches or other disruptions of Rally information technology systems or violations of data privacy laws; Rally’s inability to adequately protect its intellectual property; risks related to the ongoing COVID-19 pandemic and response, including new variants of the virus; the pace of recovery in the markets in which Rally operates; global supply chain disruptions and potential staffing shortages at potential customers which may have a trickle-down effect on Rally; the risk that Rally may not be able to develop and maintain effective internal controls; changes in interest rates; increased competition and the ability to generate sufficient cash to fulfill obligations; loss of certain key officers; loss of continued relationships with customers or bus operators; and Pubco’s success at managing the foregoing items. The forward-looking statements are based upon management’s beliefs and assumptions. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 discussed above and other documents filed by ATA and Pubco from time to time with the SEC. Rally and ATA caution that the foregoing list of factors is not exclusive. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond the management’s control. All information set forth herein speaks only as of the date hereof in the case of information about ATA and Rally or the date of such information in the case of information from persons other than ATA or Rally, and except to the extent required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements as a result of new information, future events and developments or otherwise occurring after the date of this communication. Forecasts and estimates regarding Rally’s industry and markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.  Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Neither ATA nor Rally gives any assurance that either of them or the combined company will meet expectations.

About Rally

Rally is a Mass Mobility as a Service company that has mobilized millions of riders with innovations designed to meet the needs of surge demand and middle mile travel challenges.

Rally’s premier product is the bus rideshare which aggregates individuals going to large events, creating bus trips on-demand. Their algorithms automatically route together crowdsourced bus stops to create productive routes. Additionally, Rally’s “OurBus” product disrupts regularly scheduled intercity bus travel by utilizing data science to create optimized intercity routes and automating the business of buses.

Rally does not own or operate any buses and employs no drivers or mechanics.  For more information, please visit https://about.rally.co/.

About Americas Technology Acquisition Corp. (ATA)

Americas Technology Acquisition Corp. is a blank check company (SPAC) organized for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.  Visit https://atacspac.com for more information.

Investor Contact

Investor Contact
Shannon Devine
MZ Group North America
203-741-8811
RLLY@mzgroup.us